MUNIHOLDINGS INSURED FUND II, INC.

FILE # 811-9191

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
10/13/2005	NJ Transportation Trust 5.00% 6/15/19,20	10,000,000	953,020,000

J.P Morgan

Bear Stearns

Citigroup Global Mkts

Goldman Sachs

Merrill Lynch

Morgan Stanley

UBS Financial

Advest

Banc of America

NW Capital

Piper Jaffray

Popular Securities

Powell Capital Markets

Ramirez & Co.

RBC Dain Rauscher

Siebert Brandford Shank

Sterne, Agee & Leach

Wachovia Bank

12/2/2005	Arkansas Development Finance Authority 5% 11/1/25	3,520,000	40,110,000	Stephens Inc Crews & Associates Morgan Keegan & Co.
12/12/2005	Puerto Rico Municipal Finance Agency 5.25% 8/1/24	1,940,000	730,835,000	Banc of America Morgan Stanley Ramirez & Co Citigroup Goldman Sachs J.P. Morgan Lehman Brothers Merrill Lynch Raymond James Wachovia Bank